Exhibit 3.176

ARTICLES OF INCORPORATION

OF

IPS Inc.

The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation, pursuant to the provisions of the Colorado Business Corporation Act.

FIRST:  The corporate name for the corporation (hereinafter called the “corporation”) is IPS Inc.

SECOND:  The street address of the initial registered office of the corporation in the State of Colorado is 1560 Broadway, Denver, Colorado  80202.

The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company.

THIRD:  The purposes for which the corporation is organized to engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporation Act.

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is one hundred shares of Common Stock, each having a par value of one dollar ($1.00).

FIFTH:  The address of the corporation’s initial principal office is 6200 South Quebec Street, Englewood, Colorado 80111.                                                       ..

SIXTH:  The name and the address of the incorporator are:

NAME	ADDRESS

Stanley J. Andersen	2121 N. 117th Avenue
Omaha, Nebraska 68164

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1)                                The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

(2)                                The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the by-laws of the corporation.

(3)                                The number of directors of the corporation shall be determined in the manner provided in the by-laws of the corporation.  Election of directors need not be by written ballot unless the by-laws so provide.

(4)                                No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director=s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) which, pursuant to the Colorado Business Corporation Act, may not be waived herein or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)                                In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the Colorado Business Corporation Act, these Articles of Incorporation, and any by-laws adopted by the stockholders; provided, however, that no by-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such by-laws had not been adopted.

EIGHTH:  Meetings of stockholders may be held within or without the State of Colorado, as the by-laws may provide.  The books of the corporation may be kept (subject to any provision contained in  the Colorado Business Corporation Act) outside the State of Colorado at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

NINTH: A. The corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Colorado any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys= fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner be reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

B.  Except as prohibited by the Colorado Business Corporation Act, expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article.

C.  The indemnification and other rights set forth in this Article TENTH shall not be exclusive of any provisions with respect thereto in the by-laws or any contract or agreement between the corporation and any officer, director, employee or agent of the corporation.

D.  Neither the amendment nor repeal of this Article TENTH, Sections A, B or C, nor the adoption of any provision of these Articles of Incorporation inconsistent with Article TENTH, Sections A, B or C, shall eliminate or reduce the effect of this Article TENTH, Sections A, B or C, in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article TENTH, Sections A, B or C, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

TENTH:  Cumulative voting is not desired in the election of directors.

ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, the sole incorporator herein above named, does hereby certify that the facts stated herein are true, and has, accordingly, hereto set his name this 8th day of July, 1999.

/s/ Stanley J. Andersen
Stanley J. Andersen, Incorporator